Exhibit 99.1

Command Center Appoints Colette Pieper to Chief Financial Officer

DENVER, Colorado – September 2, 2016 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, has appointed Colette Pieper to the position of chief financial officer, effective today. She replaces Jeff Wilson, whose tenure as CFO ended on September 1 with the expiration of his employment contract.

Pieper brings 36 years of financial accounting, treasury management, tax compliance and financial management experience to Command Center, including 13 years of public accounting and 23 years of financial leadership for both public and private companies.

Pieper joins Command Center after serving from 2012 to 2016 as CFO of Life Partners Holdings, a company engaged in the secondary market for life insurance. From 2006 to 2012, Pieper was an executive director and accounting/financial director for USAA, the insurance and financial services provider to military members and their families. From 2003 to 2005, she served as CFO of Clark American Checks and from 2000 to 2003 served as vice president and CFO of Checks In The Mail, Inc. (both companies were part of the Security Printing Services Group, a subsidiary of Novar plc).

“Colette brings to Command Center a wealth of senior level experience in both corporate financial reporting and public accounting that we expect will enhance our internal systems and external reporting functions,” said Command Center CEO, Bubba Sandford. “She also brings executive leadership experience that will complement our strong management team as we continue to execute on our business objectives.”

Pieper holds a Bachelor of Science degree in Accounting from Trinity University and a Master in Professional Accounting degree from the University of Texas at Austin. She is licensed by the State of Texas as a Certified Public Accountant and by the American Institute of CPAs as a Chartered Global Management Accountant.

About Command Center
Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 61 field offices, the company provides employment annually for approximately 33,000 field team members working for over 3,300 clients. For more information about Command Center, go to www.commandonline.com.

Important Cautions Regarding Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the severity and duration of the general economic downturn, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10-K filed with the Securities and Exchange Commission on March 24, 2016, and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact
Cody Slach
Liolios Group, Inc.
Tel 949-574-3860
CCNI@liolios.com